Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 7, 2003, except with respect to the matter discussed in Note 11, for which the date is August 28, 2003, relating to the financial statements of FESCO Holdings, Inc. and subsidiaries, which appears in Basic Energy Services, Inc.’s Registration Statement on Form S-1, as amended (No. 333-127517) (the “Registration Statement”).  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
December 19, 2005